Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form S-1 of our report dated May 27, 2009 relating to the financial statements of VIASPACE Green Energy Inc. (the “Company”) which appear in such registration statement.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Goldman Parks Kurland Mohidin LLP

Goldman Parks Kurland Mohidin LLP
Encino, California
June 3, 2009